Exhibit 99.1 706 Mission Street, 10th Floor San Francisco, CA 94103

FOR IMMEDIATE RELEASE

GOFISH CORPORATION ANNOUNCES AGREEMENT
FOR PRIVATE PLACEMENT FINANCING OF $10.3 MILLION

SAN FRANCISCO - June 8, 2007 - GoFish Corporation (OTCBB: GOFH), the leading Internet Video Network showcasing original, Made-for-Internet (‘MFI’) programming, today announced that it has entered into definitive agreements for the sale of $10.3 million in aggregate principal amount of 6 percent senior convertible notes, together with warrants to purchase shares of GoFish common stock. Lazard Freres & Co. LLC served as lead placement agent and Merriman Curhan Ford served as co-placement agent for the offerings.

The notes will bear interest at a rate of 6 percent per annum, payable semi-annually in cash or registered GoFish common stock, at GoFish’s option. The notes will be due three years from the date of issuance and convertible at any time into GoFish common stock at a conversion price of $1.60 per share, including full-ratchet anti-dilution protection. GoFish will have the right to force conversion of a specified amount of the notes at the then-applicable conversion price so long as GoFish common stock trades at or above $2.06 per share for the preceding twenty consecutive trading days and certain other conditions are satisfied. Subject to certain conditions, GoFish also will have the right to prepay the notes at par plus accrued interest and plus certain other amounts. If holders convert the notes prior to one year from the date of issuance, GoFish will be required to make an additional “make-whole” payment in cash or registered GoFish common stock. Holders of the notes will have the right to require GoFish to purchase all or some of their notes in cash, plus a redemption premium to provide a total return on the notes of 10% per annum, upon the occurrence of certain change of control events prior to maturity. Holders of the notes will also have the right to put the notes for a thirty-day period following two years from the date of issuance. The notes will contain customary negative covenants and events of default.

As part of the transaction, GoFish will also issue six-year warrants to purchase 3,862,500 shares of the GoFish common stock at an exercise price of $1.75 per share, subject to adjustment, including full-ratchet anti-dilution protection. The warrants will be exercisable after one year from the date of issuance.

The transaction is expected to close in the next few days, subject to customary conditions. GoFish intends to use the proceeds from this transaction for working capital, further development of its slate of MFI programs, closure of the previously announced acquisition of Bolt, Inc. (aka Bolt Media) and expansion of the company's sales and marketing resources.

www.gofish.com

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, the warrant or any shares of GoFish common stock. The notes, the warrants and the shares of GoFish common stock issuable upon conversion of the notes and exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under or an applicable exemption from registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. Under the terms of a registration rights agreement entered into as part of the transaction, GoFish has agreed to file a registration statement under the Securities Act with the Securities and Exchange Commission to permit resales to the public of the shares of GoFish common stock issuable upon conversion of the notes and exercise of the warrants.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading Internet Video Network that, in two years, has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. The first publicly traded company in the space and a pioneer in the development of original, Made-for-Internet programming, GoFish is a destination on the web where millions of people come to watch, create, upload and share the best in online video entertainment. For more information about the company, go to www.gofish.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, without limitation, statements relating to the closing of the transaction and the net proceeds resulting from the transaction. Although the forward-looking statements in this press release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by GoFish in its reports filed with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors that may affect GoFish’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, GoFish’s actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Investor Contacts for GoFish
Market Street Partners
Joann Horne, 415-445-3233, joann@marketstreetpartners.com
Nate Wright, 415-445-3239, nate@marketstreetpartners.com

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www.gofish.com